UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1932
                              (AMENDMENT NO. 3)(1)


                                  XTRANA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   98415F 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)


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     (1) The  remainder  of this cover page shall be filled out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   98415F 10 9              13G/A                     Page 2 of 5 Pages

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            MICHAEL D. BICK, PH.D.
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [_]
                                                                (b)  [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY

------------------ -------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION
                            USA
------------------ --------- ---------------------------------------------------
     NUMBER           5      SOLE VOTING POWER
       OF                    1,092,950 (1)
     SHARES        --------- ---------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
    OWNED BY                 0
    REPORTING      --------- ---------------------------------------------------
     PERSON           7      SOLE DISPOSITIVE POWER
      WITH                   1,092,950 (1)
                   --------- ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             0
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,092,950 (1)
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES* [_]
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   6.6% (2)
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                   IN
------------------ -------------------------------------------------------------

(1) Includes 70,000 shares of common stock subject to options that are currently exercisable or that will become exercisable on or before March 1, 2005, and 1,022,950 shares held in the Bick Family Trust.
(2) Based on a total of 16,533,269 shares of the issuer's Common Stock issued and outstanding on November 12, 2004, as reported on the issuer's Form 10-Q for the period ended September 30, 2004.

ITEM 1            (a)  NAME OF ISSUER:

                  Xtrana, Inc.

                  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  P.O. Box 668
                  Sedalia, Colorado 80135

ITEM 2            (a)  NAME OF PERSON FILING:

                  Michael D. Bick, Ph.D.

                  (b)  ADDRESS  OF  PRINCIPAL   BUSINESS  OFFICE  OR,  IF  NONE,
                       RESIDENCE:

                  c/o Xtrana, Inc.
                  P.O. Box 668
                  Sedalia, Colorado 80135

                  (c)  CITIZENSHIP:

                  USA

                  (d)  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

                  (e)  CUSIP NUMBER:

                  98415F 10 9

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

ITEM 4            OWNERSHIP:

                  See Rows 5 through 9 and 11 of the cover page for each Reporting Person.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable.

ITEM 6            OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON

                  Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  Not Applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10           CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 2005                                    /S/ MICHAEL D. BICK, PH.D.
                                                    ---------------------------
                                                    Michael D. Bick, Ph.D.